                                                                    EXHIBIT 8(e)



                              MARKETING AGREEMENT

                                    Between

                             DFA SECURITIES, INC.

                                      And

               FIRST PROVIDIAN LIFE AND HEALTH INSURANCE COMPANY
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                               Table of Contents

Section             Description                               Page
-------             ------------                              ----
1                   Sales of the Contract.........               1

2                   Representations and
                    Warranties....................               3

3                   Contracts, Sales Material                    5
                    and Information...............

4                   Indemnification...............               7

5                   Term and Termination..........              14

6                   Notices.......................              15

7                   Miscellaneous.................              16

     THIS AGREEMENT, made and entered into this 15th day of November 1996, by and between First Providian Life and Health Insurance Company ("Company"), on its own behalf and on behalf of First Providian Life and Health Insurance Company Separate Account C, a segregated asset account of the Company ("Account"), and DFA Securities Inc. ("DFAS") (collectively, "Parties").

     Company and DFAS intending to be legally bound, hereby agree as follows:

1.   Sales of the Contracts

     1.1 Company and DFAS hereby agree to perform the duties and assume the responsibilities set forth herein in connection with the offering of certain mutually agreed upon variable annuity contracts ("Contracts") in substantially the forms appearing at Schedule 1.1 hereto. Company shall establish and maintain subdivisions of the Account as required by law to perform Company's obligations under the Contracts, including the obligation to establish a subdivision for each portfolio offered by DFA Investment Dimensions Group Inc. ("Fund") and accepted by Company for investment under the Contract.

     1.2 DFAS will assist, or through one or more independent contractors will have assistance provided to, Company in developing a marketing program for the Contracts. Either DFAS or its independent contractors will be available at reasonable times to assist Company and investment advisors whose clients purchase the Contracts in understanding the Fund and its investment strategies and to provide information regarding the Fund. DFAS' assistance will not involve the handling of monies and/or securities of the Contracts.

     1.3 Neither DFAS nor any of its affiliates or independent contractors shall have any authority as the Company's agent or otherwise to, and DFAS shall not (a) make any promise or incur any debt on behalf of Company; (b) hold itself out as an employee of Company; (c) misrepresent, add, alter, waive, discharge, or omit any material provision(s) of the Contracts or the then current prospectuses for the Contracts or confirmation statements or any other Company materials; (d) engage in exchanges of Contracts for other deferred annuity contracts; (e) pay or allow to be paid to any owner of a Contract ("Owner") or potential purchaser any rebate or other inducement not specified in the Contracts; (f) give or offer to give any specific advice or opinion regarding any specific tax or estate planning result for any individual or entity in connection with the purchase of any Contract; or (g) take any other action beyond the scope of the authority granted under this Agreement.

     1.4 Except as required by law or regulation, DFAS and the Company each agree that all information communicated to it by the other, including, without limitation, the names and addresses of Owners, shall be received in strict confidence, shall be used by the recipient party only for the purposes of this Agreement or the Participation Agreement of even date herewith among Fund, DFAS, Dimensional Fund Advisors Inc. and Company and that no such information shall be disclosed by the recipient party, its agents or employees without the prior written consent of the other party; provided, however, that this Paragraph 1.4 shall not prohibit persistency programs with respect to the Contracts.

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     1.5  To the extent required by applicable law, including the administrative requirements of regulatory authorities, or as mutually agreed between Company and DFAS, Company reserves the right to modify any of the Contracts in any respect whatsoever. Company reserves the right in its sole discretion to suspend the sale of any of the Contracts, in whole or in part, or to accept or reject any application for the sale of a Contract. Company agrees to notify
DFAS upon the occurrence of any event Company believes might necessitate a material modification or suspension. Company and DFAS further agree to provide prompt notice to each other of any communications received from any regulatory authority with respect to the sale of the Contracts.

     1.6 DFAS and Company agree that the Contracts will only be accepted from agents with whom the Company has executed a General Agent Contract. DFAS reserves the right to reject contracts submitted by agents whom DFAS has determined to be market timers.

2.   Representations and Warranties

     2.1 Company represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established the Account prior to any issuance or sale thereof as a segregated asset account under the laws of New York and that it has and will maintain the capacity to issue all Contracts that may be sold; and that it is properly licensed, qualified and in good standing to sell the Contracts in New York.

     2.2 Company represents and warrants that the Contracts are or will be registered under the Securities Act of 1933 (the "1933 Act").

     2.3 Company represents and warrants that it has or will have registered the Account as a unit investment trust in accordance with the provisions of the Investment Company Act of 1940 (the "1940 Act") to serve as a segregated investment account for the Contracts.

     2.4 Company represents that the Contracts are currently treated as annuity contracts, under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and that it will maintain such treatment and that it will notify DFAS promptly upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

     2.5 DFAS represents and warrants that it is lawfully established and validly existing under the laws of the State of Delaware.

     2.6 DFAS does not charge any fees or expenses in connection with its obligations under this Agreement.

     2.7 DFAS represents and warrants that it is and will be a member in good standing of the National Association of Securities Dealers, Inc. ("NASD") and is and will be registered as a broker-dealer with the Securities and Exchange Commission ("SEC"). DFAS further represents that it and any independent contractor acting on behalf of DFAS under this Agreement will perform its obligations hereunder in accordance with all applicable state and federal laws and regulations, including without limitation the Securities Exchange Act of 1934 (the "1934 Act"), the 1940 Act and state insurance laws of which it is aware, provided DFAS shall have no obligation to conduct an independent investigation, or of which Company has made it aware by providing DFAS with written advice.

     2.8 DFAS represents and warrants that it is and will remain duly registered and licensed in all material respects under all applicable federal and state securities laws.

3.   Contracts, Sales Material and Information

     3.1 Company shall file the Contracts in New York and use its best efforts to secure approval for sale of the Contracts in New York, and Company further agrees to maintain such approvals.

     3.2 In the event Company and DFAS agree that DFAS will prepare sales literature or other promotional material for the Contracts pursuant to Section
3.4 below, all such sales material prepared by DFAS will be filed by Company with the appropriate state regulatory authorities as required in New York and Company will use its best efforts to effect prompt review of such material in New York and to provide DFAS with such assistance as DFAS may reasonably require in order to develop sales literature in compliance with the laws and regulations of New York. Company shall be responsible for filing all such material in compliance with the federal securities law and the rules of the NASD.

     3.3 Company shall promptly inform DFAS as to the status of all such sales literature filings and shall promptly notify DFAS of all approvals or disapprovals of sales literature filings in New York. Except for internal correspondence, inquiries, meetings and discussions, DFAS shall promptly provide Company with copies of correspondence and written reports of inquiries, meetings and discussions concerning the Contracts and Owner complaints respecting the Contracts.

     3.4 DFAS shall not, unless otherwise agreed to by Company, create any sales literature or other promotional material for the Contracts. In the event Company and

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DFAS agree that DFAS will prepare sales literature or other promotional material for the Contracts, DFAS shall furnish to company each piece of such literature or material at the earliest practical stage of its development, and Company commits to comment upon, approve or disapprove all proposed advertising within five (5) business days of receipt from DFAS. No such material shall be used if Company reasonably objects to such use after receipt of such material. Each
Party agrees to cooperate with the other to facilitate the other's ongoing efforts to comply with all applicable laws and regulations.

     3.5 Except with Company's consent, DFAS shall not give any material information or make any material representations on behalf of Company or concerning Company, the Account, or the Contracts other than the information or representations contained in: (a) a registration statement or prospectus for the Contracts, as amended or supplemented from time to time; (b) published reports for the Account which are in the public domain or approved by Company for distribution to Contract Owners; or (c) sales literature or other promotional material approved by Company.

     3.6 No Party shall use the other Party's names, logos, trademarks or service marks, whether registered or unregistered, without the prior written consent of such Party.

     3.7 DFAS will provide to Company at least one complete copy of all requests for no action letters, and all amendments thereto that relate to the Company, the Account or the Contracts, (a) in draft form prior to the filing of such document with the SEC or other regulatory authorities with reasonable time allowed for Company to provide DFAS with its comments, and (b) in final form as filed.

     3.8 Company will provide to DFAS at least one complete copy of all registration statements, prospectuses, Statements of Additional Information, reports,

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solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no action letters and all amendments to any of the above, that relate to the Contracts, (a) in draft form prior to the filing of such document with the SEC, with reasonable time allowed for DFAS to provide Company with its comments and (b) in final form as filed.

     3.9 For purposes of this Section 3, the phrase "sales literature or other promotional material" shall be construed in accordance with all applicable securities laws and regulations.

     3.10 The Parties agree to review the Contracts during the last calendar quarter of each year for possible changes and will make their personnel reasonably available for this purpose.

4.   Indemnification

     4.1  Indemnification By Company

          4.1(a) Company agrees to indemnify and hold harmless DFAS and its directors and officers, and each person, if any, who controls it within the meaning of Section 15 of the 1933 Act (the "Indemnified Party" for purposes of this Section 4.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Company) or litigation (including legal and other expenses), to which the Indemnified Party may become subject under any statute, regulation, at common law or otherwise, and:

                    (i) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement, prospectus or sales literature for the

               Contracts or contained in the Contracts or any sales literature for the Fund created by Company or agents of the company (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this section 4.1(a) shall not apply as to the Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with written information furnished to Company or agents of Company by or on behalf of DFAS for use in the registration statement or prospectus for the Contracts or in the Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts; or

                    (ii) arise out of, or as a result of, statements or representations or wrongful conduct of Company or persons under its control, with respect to the sale or distribution of the Contracts; or

                    (iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering the Fund, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon written information furnished to DFAS by or on behalf of Company; or

                    (iv) arise out of, or as a result of, any failure by Company or persons under its control to provide the services and furnish the materials contemplated under the terms of this Agreement; or

                    (v) arise out of, or result from, any material breach of any representation and/or warranty made by Company or persons under its control in this Agreement or arise out of or result from any other material breach of this Agreement by Company or persons under its control; or

                    (vi) arise out of or are based upon noncompliance by DFAS or its independent contractors with applicable state insurance laws in connection with DFAS' obligations under this Agreement unless DFAS was aware of such law or Company made DFAS aware of such law by providing DFAS with written advice;

as limited by and in accordance with the provisions of sections 4.1(b) and 4.1(c) hereof.

     4.1(b) Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which the Indemnified Party would otherwise by subject by reason of such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement or to the Company, the Account or the Contracts, whichever is applicable, or to the extent of such Indemnified Party's negligence.

     4.1(c) Company shall not be liable under this indemnification provision with respect to any claim made against the Indemnified Party unless such Indemnified Party shall have notified Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify Company of any such claim shall not relieve Company from any liability which it may have to the Indemnified Party otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Party, Company shall be entitled to participate, at its own expense, in the defense of such action provided that it gives written notice of such intention to the Indemnified Parties. Company also shall be entitled to assume and to control the defense thereof. After notice from Company to

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such Party of Company's election to assume the defense thereof, the Indemnified
Party shall bear the fees and expenses of any additional counsel retained by it, and Company will not be liable to such Party under this Agreement for any legal or other expenses subsequently incurred by such Party independently in connection with the defense thereof other than reasonable costs of investigation.

     4.1(d) The Indemnified Party will promptly notify Company of the commencement of any litigation or proceedings against it in connection with the issuance or sale of the Contracts or the subject matter of this Agreement.

     4.2  Indemnification by DFAS

          4.2(a) DFAS agrees to indemnify and hold harmless Company and each of its directors and officers and each person, if any, who controls Company within the meaning of Section 15 of the 1933 Act (the "Indemnified Party" for purposes of this Section 4.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of DFAS) or litigation (including legal and other expenses) to which the Indemnified Party may become subject under any statute, at common law or otherwise, and:

                    (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or sales literature for the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this section 4.2(a) shall not apply as to the Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with written information furnished to DFAS by or on behalf of Company for use in the registration statement or prospectus for the Fund (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts; or

                    (ii) arise out of, or as a result of, statements or representations or wrongful conduct of DFAS or persons under its control, with respect to the sale or distribution of the Contracts (it is understood that the persons who are involved in the sale or distribution of the contracts are not under the control of DFAS); or

                    (iii) arise out of any untrue statement or alleged untrue
               statement of a material fact contained in a registration statement, prospectus, or sales literature covering the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon written information furnished to Company by or on behalf of DFAS; or

                    (iv) arise out of, or as a result of, any failure by DFAS or persons under its control to provide the services and furnish the materials contemplated under the terms of this Agreement; or

                    (v) arise out of or result from any material breach of any representation and/or warranty made by DFAS or persons under its control in this Agreement or arise out of or result from any other material breach of this Agreement by DFAS or persons under its control;

as limited by and in accordance with the provisions of Sections 4.2(b) and

     4.2(c) hereof.

     4.2(b) DFAS shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which the Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement, or to the extent of such Indemnified Party's negligence.

     4.2(c) DFAS shall not be liable under this indemnification provision with respect to any claim made against the Indemnified Party unless such Indemnified Party shall have notified DFAS in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify DFAS of any such claim shall not relieve DFAS from any liability which it may have to the Indemnified Party otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, DFAS will be entitled to participate, at its own expense, in the defense thereof provided that it gives written notice of such intention to the Indemnified Parties. DFAS also shall be entitled to assume and to control the defense thereof. After notice from DFAS to such Party of DFAS's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and DFAS will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such Party independently in connection with the defense thereof other than reasonable costs of investigation.

     4.2(d) The Indemnified Party will promptly notify DFAS of the commencement of any litigation or proceedings against it in connection with the issuance or sale of the Contracts or the subject matter of this Agreement.

5.   Term and Termination

     5.1 The initial term of this Agreement shall be from November 15, 1996 through November 14, 1999. This Agreement shall thereafter automatically renew from year to year, provided that either Party may terminate this Agreement without cause upon sixty (60) days' advance written notice to the other.

     5.2 Notwithstanding any other provision of this Agreement, DFAS may terminate this Agreement for cause on not less than thirty (30) days' prior written notice to the Company, unless Company has cured such cause within thirty
(30) days of receiving such notice, for any material breach by Company of any representation, warranty, covenant or obligation hereunder.

     5.3 Notwithstanding any other provision of this Agreement, Company may terminate this Agreement for cause on not less than thirty (30) days' prior written notice to DFAS, unless DFAS has cured such cause within thirty (30) days of receiving such notice, for any material breach by DFAS of any representation, warranty, covenant or obligation under the Contracts or hereunder.

     5.4 This Agreement shall automatically terminate at such time as there are no subdivisions of the Account funding the Contracts that are invested in the Fund.

     5.5 Notwithstanding the termination of this Agreement, each Party shall continue for so long as any Contracts remain outstanding to perform such of its duties hereunder as are necessary to ensure the continued tax deferred status thereof and the payment of benefits thereunder.

6.   Notices

     Any notice shall be deemed sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

     If to DFAS:

     Irene R. Diamant
     Vice President
     DFA Securities Inc.
     1299 Ocean Avenue, 11th Floor
     Santa Monica, California  90401

     If to Company:

     Jeffrey P. Lammers
     Providian Corporation
     400 West Market Street
     P.O. Box 32830
     Louisville, Kentucky  40202

     With a copy to:

     First Providian Life and Health Insurance Company
     520 Columbia Drive
     Johnson City, New York  13790
     Attention:  Marketing Director

7.   Miscellaneous

     7.1 The captions in this Agreement are included for convenience of reference only and in no way affect the construction or effect of any provisions hereof.

     7.2 If any portion of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

     7.3 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

     7.4 Each Party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the NASD and state insurance and securities regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement.

     7.5 Each Party hereto grants to the other the right to audit its records relating to the terms and conditions of this Agreement upon reasonable notice during reasonable business hours in order to confirm compliance with this Agreement.

     7.6 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

     7.7 This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of the other party hereto.

     7.8 In any dispute arising hereunder, each party waives its right to demand a trial by jury and hereby consents to a bench trial of all such disputes.

     7.9 The terms of this Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of Kentucky; provided, however, that all performances rendered hereunder shall be subject to compliance with all applicable state and federal laws and regulations.

     7.10 Sections 1.2 (excluding the first sentence), 1.3, 1.4, 1.5, 2, 3.6, 3.7, 3.8, 3.9, 4, 5.5, 6 and 7 hereof shall survive termination of this Agreement

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first set forth above.

                                     FIRST PROVIDIAN LIFE AND HEALTH INSURANCE
                                     COMPANY

                                     By:  /s/ Gregory J. Garvin
                                          -----------------------
                                     Name:    Gregory J. Garvin
                                           ----------------------
                                      Title:  Vice President
                                             --------------------

                    DFA SECURITIES INC.

                    By:   /s/ Irene R. Diamant
                         ------------------------------
                    Name:  Irene R. Diamant
                          -----------------------------
                    Title: Vice President and Secretary
                           ----------------------------